Term Sheet

To prospectus dated November 7, 2014,

prospectus supplement dated November 7, 2014

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated January 27, 2015; Rule 433

$ Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due February 2, 2017

General

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The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Fund”) is greater than or equal to at most 67.50% of the Initial Price, which we refer to as the Coupon Barrier Level. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the Notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates.

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The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). The earliest date on which the Notes may be redeemed early is May 7, 2015.

—	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Fund:	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP)
Contingent Interest Payments:

If the Notes have not been previously redeemed early and the closing price of one share of the Fund on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $37.50* (equivalent to an interest rate of at least 15.00%* per annum, payable at a rate of at least 3.75%* per quarter).

If the closing price of one share of the Fund on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	An amount that represents at most 67.50% of the Initial Price. The actual Barrier Level will be provided in the pricing supplement and will not be greater than 67.50% of the Initial Level.
Contingent Interest Rate:

At least 15.00%* per annum, payable at a rate of at least 3.75%* per quarter, if applicable

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 15.00% per annum.

Early Redemption:	We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.
Payment at Maturity:

If the Notes have not been redeemed early and the Final Price is greater than or equal to the Knock-In Level, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.

If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 32.50% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

Fund Return:	(Final Price – Initial Price) Initial Price
Initial Price:	The closing price of one share of the Fund on the Initial Valuation Date
Final Price:	The closing price of one share of the Fund on the Valuation Date
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Initial Valuation Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.
Initial Valuation Date:	On or about January 30, 2015
Original Issue Date (Settlement Date):	On or about February 4, 2015

Observation Dates†:	April 30, 2015, July 30, 2015, October 30, 2015, February 1, 2016, May 2, 2016, August 1, 2016, October 31, 2016 and January 30, 2017 (the “Valuation Date”)
Contingent Interest Payment Dates†:	May 7, 2015, August 6, 2015, November 6, 2015, February 8, 2016, May 9, 2016, August 8, 2016, November 7, 2016 and the Maturity Date
Maturity Date†:	February 2, 2017
CUSIP:	48127D7E2
†

Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $17.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $961.00 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

January 27, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

—	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

—	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	TS-2

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of at least $37.50* per $1,000 principal amount Note (equivalent to an interest rate of at least 15.00%* per annum, payable at a rate of at least 3.75%* per quarter). If the Notes have not been redeemed early and the closing price of one share of the Fund on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date. If the closing price of one share of the Fund on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 15.00% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if the Final Price is greater than or equal to the Knock-In Level. However, if the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 32.50% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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RETURN LINKED TO THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF — The return on the Notes is linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company that consists of numerous separate investment portfolios, and is managed by SSgA Funds Management, Inc., the investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF trades on NYSE Arca, Inc., which we refer to as NYSE Arca, under the ticker symbol “XOP.”

The SPDR® S&P® Oil & Gas Exploration & Production ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index®, which we refer to as the Underlying Index. The S&P® Oil & Gas Exploration & Production Select Industry Index® is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth in Annex A.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments on the Notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a

JPMorgan Structured Investments — Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	TS-3

sale of a Note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments — Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	TS-4

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Price is less than the Initial Price. Accordingly, under these circumstances, you will lose more than 32.50% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. If the Notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing price of one share of the Fund on that Observation Date is greater than or equal to the Coupon Barrier Level. If the closing price of one share of the Fund on that Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Fund on each Observation Date is less than the Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that would have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE FUND — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the price of the Fund, which may be significant. You will not participate in any appreciation in the price of the Fund. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Fund during the term of the Notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Price is less than the Knock-In Level and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Fund.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

JPMorgan Structured Investments — Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	TS-5

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the price of the Fund;
—	the time to maturity of the Notes;
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whether the closing price of one share of the Fund has been, or is expected to be, less than the Coupon Barrier Level on any Observation Date and whether the Final Price is expected to be less than the Knock-In Level;

—	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
—	the dividend rates on the Fund and the equity securities held by the Fund;
—	interest and yield rates in the market generally;
—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO DIVIDENDS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities held by the Fund or included in the Underlying Index would have.

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VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Initial Valuation Date that the closing price of one share of the Fund could be less than the Coupon Barrier Level on an Observation Date and/or less than the Knock-In Level on the Valuation Date. The Fund’s volatility, however, can change significantly over the term of the Notes. The closing price of one share of the Fund could fall sharply on any day during the term of the Notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY — The stocks included in the Underlying Index and that are generally tracked by the Fund are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

—	worldwide and domestic supplies of, and demand for, crude oil and natural gas;
—	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;
—	consumer confidence;
—	changes in weather patterns and climatic changes;
—	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;
—

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

—	the price and availability of alternative and competing fuels;
—	domestic and foreign governmental regulations and taxes;
—	employment levels and job growth; and
—	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the Underlying Index and tracked by the Fund to decline during the term of the securities.

For example, the Fund suffered significant negative performance in 2014 while the broader U.S. equities markets achieved positive returns for the same period.

—

LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

—

THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. In addition, each of the Coupon Barrier Level and the Knock-In Level will be provided in the pricing supplement and each may be as high as the applicable maximum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate and the maximums for the Coupon Barrier Level and the Knock-In Level.

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What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

If the Notes have not been previously redeemed early and the closing price of one share of the Fund on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $37.50 (equivalent to an interest rate of at least 15.00% per annum, payable at a rate of at least 3.75% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 15.00% per annum. If the closing price of one share of the Fund on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing price of one share of the Fund is less than the Coupon Barrier Level as a “No-Coupon Date.” The following table assumes a Contingent Interest Rate of 15.00% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$300.00
1 No-Coupon Date	$262.50
2 No-Coupon Dates	$225.00
3 No-Coupon Dates	$187.50
4 No-Coupon Dates	$150.00
5 No-Coupon Dates	$112.50
6 No-Coupon Dates	$75.00
7 No-Coupon Dates	$37.50
8 No-Coupon Dates	$0.000

The following table illustrates the hypothetical payment at maturity on the Notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Notes are not redeemed early. We make no representation or warranty as to what the closing price of one share of the Fund will be on any Observation Date. In addition, the following table and examples assume an Initial Price of $45.00 and a Coupon Barrier Level and a Knock-In Level of $30.375 (equal to 67.50% of the hypothetical Initial Price) and a Contingent Interest Rate of 15.00% per annum (payable at a rate of 3.75% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 15.00% per annum. In addition, the actual Coupon Barrier Level and Knock-In Level will be provided in the pricing supplement and will not be greater than 67.50% of the Initial Price. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Fund Return	Payment at Maturity (1)
$81.0000	80.00%	$1,037.50
$76.5000	70.00%	$1,037.50
$72.0000	60.00%	$1,037.50
$67.5000	50.00%	$1,037.50
$63.0000	40.00%	$1,037.50
$58.5000	30.00%	$1,037.50
$54.0000	20.00%	$1,037.50
$51.7500	15.00%	$1,037.50
$49.5000	10.00%	$1,037.50
$47.2500	5.00%	$1,037.50
$45.0000	0.00%	$1,037.50
$42.7500	-5.00%	$1,037.50
$40.5000	-10.00%	$1,037.50
$36.0000	-20.00%	$1,037.50
$31.5000	-30.00%	$1,037.50
$30.3750	-32.50%	$1,037.50
$30.3705	-32.51%	$674,90
$27.0000	-40.00%	$600.00
$22.5000	-50.00%	$500.00
$18.0000	-60.00%	$400.00
$13.5000	-70.00%	$300.00
$9.0000	-80.00%	$200.00
$4.5000	-90.00%	$100.00
$0.0000	-100.00%	$0.00

(1)	You will receive a Contingent Interest Payment at maturity if the closing price of one share of the Fund on the Valuation Date is greater than or equal to the Coupon Barrier Level.

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Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Fund increases from the Initial Price of $45 to a Final Price of $49.50. The investor receives a payment of $37.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes are not redeemed early and the Final Price is greater than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $1,037.50 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $37.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,300 per $1,000 principal amount Note. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing price of one share of the Fund decreases from the Initial Price of $45 to a Final Price of $30.375. The investor receives a payment of $37.50 per $1,000 principal amount Note in connection with four of the Observation Dates preceding the Valuation Date. Because the Notes are not redeemed early and the Final Price is equal to the Coupon Barrier Level and Knock-In Level, even though the Final Price is less than the Initial Price, the investor receives at maturity a payment of $1,037.50 per $1,000 principal amount Note. This payment consists of a Contingent Interest Payment of $37.50 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note. The total amount paid on the Notes over the term of the Notes is $1,187.50 per $1,000 principal amount Note.

Example 3: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Fund decreases from the Initial Price of $45 to a Final Price of $18. The investor receives a payment of $37.50 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date. Because the Notes are not redeemed early and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $662.50 per $1,000 principal amount Note.

Example 4: The Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing price of one share of the Fund decreases from the Initial Price of $45 to a Final Price of $13.50. Because the Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

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Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 8, 2010 through January 26, 2015. The closing price of one share of the Fund on January 26, 2015 was $46.62.

We obtained the closing prices of one share of the Fund below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Initial Valuation Date or any Observation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial

JPMorgan Structured Investments — Contingent Coupon Callable Yield Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	TS-10

predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the Notes and Annex A in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

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Annex A

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this term sheet regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Oil & Gas ETF”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). The Oil & Gas ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Oil & Gas ETF. The Oil & Gas ETF is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.” The inception date of the Oil & Gas ETF was June 19, 2006.

The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”), a U.S. total market composite index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the Oil & Gas ETF, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSFM and the Oil & Gas ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective

The Oil & Gas ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Oil & Gas Index”). For more information about the Oil & Gas Index, please see “ — The S&P® Oil & Gas Exploration & Production Select Industry Index®” below.

Investment Strategy — Sampling

In seeking to track the performance of the Oil & Gas Index, the Oil & Gas ETF employs a “sampling” strategy, which means that the Oil & Gas ETF is not required to purchase all of the securities represented in the Oil & Gas Index. Instead, the Oil & Gas ETF may purchase a subset of the securities in the Oil & Gas Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Oil & Gas Index. The quantity of holdings in the Oil & Gas ETF will be based on a number of factors, including asset size of the Oil & Gas ETF. Based on its analysis of these factors, SSFM may invest the Oil & Gas ETF’s assets in a subset of securities in the Oil & Gas Index or may invest the Oil & Gas ETF’s assets in substantially all of the securities represented in the Oil & Gas Index in approximately the same proportions as the Oil & Gas Index. Under normal market conditions, the Oil & Gas ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Oil & Gas Index. In addition, the Oil & Gas ETF may invest in equity securities that are not included in the Oil & Gas Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

Correlation

The Oil & Gas Index is a theoretical financial calculation, while the Oil & Gas ETF is an actual investment portfolio. The Oil & Gas ETF seeks to track the performance of the Oil & Gas Index as closely as possible (i.e., achieve a high degree of correlation with the Oil & Gas Index). However, the performance of the Oil & Gas ETF and the Oil & Gas Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of January 26, 2015, the Oil & Gas ETF included 83 securities. In addition, as of that date, the Oil & Gas ETF’s three largest holdings were Sanchez Energy Corporation, Matador Resources Company and Parsley Energy Inc. Class A. The following tables summarize the Oil & Gas ETF’s top holdings in individual securities and by sector as of that date.

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Top holdings in individual securities as of January 26, 2015

Security	Percentage of Total Holdings
Sanchez Energy Corporation	1.76%
Matador Resources Company	1.70%
Parsley Energy Inc. Class A	1.70%
Continental Resources Inc.	1.60%
PDC Energy Inc	1.58%
Triangle Petroleum Corporation.	1.58%
RSP Permian Inc.	1.53%
Northern Oil and Gas Inc.	1.51%
Diamondback Energy Inc.	1.50%
Concho Resources Inc.	1.48%

Top holdings by sub-industry as of January 26, 2015

Sub-industry	Percentage of Total Holdings
Oil and Gas Exploration and Production	78.59%
Oil and Gas Refining and Marketing	16.51%
Integrated Oil and Gas	4.91%

The information above was compiled from the SPDR® Series Trust website, without independent verification. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Oil & Gas Index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index, a benchmark that measures the performance of the U.S. equity market. The Oil & Gas Index includes companies in the following sub-industries: exploration and production of oil and gas, refining and marketing of oil and gas and integrated oil and gas. Each of the companies in the Oil & Gas Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TM Index. The Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.” For more information about the Oil & Gas Index, please see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Oil & Gas Index is a “Select Industry Index.”

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